CREDIT AGREEMENT

dated as of May 29, 2020 by and between
CHESAPEAKE UTILITIES CORPORATION,
as the Borrower, and
CITIZENS BANK, NATIONAL ASSOCIATION,
as Lender

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION                    1
Section 1.1    Definitions                                    1
Section 1.2    Type of Revolving Loans                            20
Section 1.3    Terms Generally                                20
Section 1.4    Accounting Terms; GAAP                            21
Section 1.5    Rounding                                    21
Section 1.6    References to Time                                21
Section 1.7    Resolution of Drafting Ambiguities                        21
Section 1.8    Interest                                        22
ARTICLE 2 THE CREDITS                                        22
Section 2.1    Revolving Commitment; Revolving Loan Requests                22
Section 2.2    [Reserved.]                                    23
Section 2.3    [Reserved.]                                    23
Section 2.4    [Reserved.]                                    23
Section 2.5    Termination and Reduction of Revolving Commitment                23
Section 2.6    Repayment of Revolving Loans; Evidence of Debt                23
Section 2.7    Prepayments                                    24

Section 2.8    Payments Generally; Lender’s Clawback                    24
ARTICLE 3 INTEREST, FEES, YIELD PROTECTION, ETC                    25
Section 3.1    Interest                                        25
Section 3.2    Fees                                        26
Section 3.3    Alternate Rate of Interest                            26
Section 3.4    Increased Costs; Illegality                            28

Section 3.5    Break Funding Payments                            29
Section 3.6    Taxes                                        30
ARTICLE 4 CONDITIONS PRECEDENT TO CREDIT EXTENSIONS                31
Section 4.1    Conditions to Initial Credit Extensions                        31
Section 4.2    Conditions to All Credit Extensions                        32
ARTICLE 5 REPRESENTATIONS AND WARRANTIES                        32
Section 5.1    Existence, Qualification and Power; Compliance with Laws            32
Section 5.2    Authorization; No Contravention                        32
Section 5.3    Governmental Authorization; Other Consents                    33
Section 5.4    Binding Effect                                    33
Section 5.5    Financial Statements; No Material Adverse Effect                33
Section 5.6    Litigation                                    33
Section 5.7    Environmental Matters                                34
Section 5.8    Ownership of Properties; Liens                            35
Section 5.9    Casualty, Etc                                    35
Section 5.10    Investment Company Status, Etc                        35
Section 5.11    Taxes                                        35
Section 5.12    ERISA                                        36
Section 5.13    Subsidiaries; Equity Interests                            37
Section 5.14    Insurance                                    37
Section 5.15    Federal Reserve Regulations, Etc                        37
Section 5.16    [Reserved.]                                    37

Section 5.17    Solvency                                    37
Section 5.18    Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws                37
Section 5.19    [Reserved.]                                    38
Section 5.20    Accuracy of Information, Etc                            38
Section 5.21    Labor Matters                                    38
Section 5.22    Absence of Certain Restrictions                            38
Section 5.23    No Default                                    38
Section 5.24    [Reserved.]                                    39
Section 5.25    Brokers’ Fees                                    39
ARTICLE 6 AFFIRMATIVE COVENANTS    39
Section 6.1    Financial Statements and Other Information                    39
Section 6.2    Notices of Material Events                            40
Section 6.3    Existence; Conduct of Business                            41
Section 6.4    Payment and Performance of Obligations                    41
Section 6.5    Maintenance of Properties                            41
Section 6.6    Books and Records; Inspection Rights                        41
Section 6.7    Compliance with Laws                                41
Section 6.8    Use of Proceeds                                    42
Section 6.9    [Reserved.]                                    42
Section 6.10    Insurance                                    42
Section 6.11    [Reserved.]                                    43
Section 6.12    [Reserved.]                                    43
Section 6.13    Environmental Matters                                43
ARTICLE 7 NEGATIVE COVENANTS                                43
Section 7.1    [Reserved.]                                    43
Section 7.2    [Reserved.]                                    43
Section 7.3    Fundamental Changes; Business; Fiscal Year                    43
Section 7.4    [Reserved.]                                    44

Section 7.5    [Reserved.]                                    44
Section 7.6    [Reserved.]                                    45
Section 7.7    [Reserved.]                                    45
Section 7.8    [Reserved.]                                    45
Section 7.9    Transactions with Affiliates                            45
Section 7.10    Restrictive Agreements                                45
Section 7.11    Amendment of Material Documents                        45
Section 7.12    Financial Covenant                                46
Section 7.13    [Reserved.]                                    46
Section 7.14    Government Regulation                                46
Section 7.15    Hazardous Materials                                46
ARTICLE 8 EVENTS OF DEFAULT                                46
Section 8.1    Events of Default                                46
Section 8.2    Remedies Upon Event of Default                        48
Section 8.3    Application of Funds                                49
ARTICLE 9 [RESERVED]                                        49
ARTICLE 10 MISCELLANEOUS                                    49
Section 10.1    Notices                                        49
Section 10.2    Waivers; Amendments                                50
Section 10.3    Expenses; Indemnity; Damage Waiver                        51
Section 10.4    Successors and Assigns                                52
Section 10.5    Survival                                    54
Section 10.6    Counterparts; Integration; Effectiveness                        54
Section 10.7    Severability                                    54
Section 10.8    Right of Setoff                                    54
Section 10.9    Governing Law; Jurisdiction; Consent to Service of Process            55
Section 10.10    WAIVER OF JURY TRIAL                        55
Section 10.11    Payments Set Aside                            56
Section 10.12    Headings                                56

Section 10.13    Interest Rate Limitation                            56
Section 10.14    Treatment of Certain Information; Confidentiality            56
Section 10.15    USA PATRIOT Act Notice                        57
Section 10.16    No Fiduciary Duty                            57
SCHEDULES:

Schedule 5.6	Disclosed Matters
Schedule 5.13	Subsidiaries; Equity Interests

EXHIBITS:

Exhibit A    Form of Committed Loan Notice Exhibit B    Form of Compliance Certificate Exhibit C    Closing Checklist

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of May 29, 2020, by and between CHESAPEAKE UTILITIES CORPORATION, a Delaware corporation (the “Borrower”), and CITIZENS BANK, NATIONAL ASSOCIATION (the “Lender”).

PRELIMINARY STATEMENTS

A.The Borrower has requested that the Lender make available to it a $25,000,000 revolving line of credit (the “Revolving Loans”).
B.The Lender has indicated its willingness to make the Revolving Loans available to Borrower, subject to the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1    Definitions. As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Loan” means a Revolving Loan bearing interest based on the Alternate Base Rate.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum equal to the LIBOR Rate in effect for such Interest Period multiplied by the Statutory Reserve Rate; provided, however, that the Adjusted LIBOR Rate shall at no time be less than 0% per annum.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Date” means the first date appearing in this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) the Adjusted LIBOR Rate in effect on such day for deposits in Dollars for a one-month Interest Period (subject to any interest rate floor set forth in the definition of “Adjusted LIBOR Rate”) plus 1.00 % per annum, provided that the Alternate Base Rate shall at no time be less than 0% per annum. If the Lender shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.18(c).

“Applicable Lending Office” means the Lender’s office, branch or affiliate designated for LIBOR Loans, Daily LIBOR Loans, or ABR Loans, as applicable, any of which offices may be changed by the Lender.

“Applicable Margin” means one hundred seventy five basis points (1.75%) with respect to LIBOR Loans or Daily LIBOR Loans.

“Approved Line of Business” means, collectively, (a) those lines of business in which the Borrower and its Subsidiaries operate on the Closing Date and (b) any business or activity that is the same, similar or otherwise reasonably related, ancillary, complementary or incidental thereto.

“Attorney Costs” means when referring to the Attorney Costs of the Lender, all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one law firm (and one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter to the extent reasonably necessary).

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Maturity Date with respect to the Revolving Facility and, if different, the date of the termination of the Revolving Commitment in accordance with the provisions of this Credit Agreement.

“Bankruptcy Code” means Title 11 of the United State Code or any similar federal or state law for the relief of debtors.

“Beneficial Ownership Certification” means, with respect to the Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be in the form required by the Lender.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning assigned to such term in the Preamble.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in Wilmington, Delaware are authorized or required by law to close; provided, however, that when used in connection with a LIBOR Loan, the term, “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liabilities in respect of Capitalized Leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Equivalents” means:

(a)direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(b)commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(c)demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition; and

(d)money market or mutual funds whose investments are limited to those types of investments described in clauses (a) through (c) above.

“Cash Management Obligations” means all obligations of the Borrower in respect of any Cash Management Services provided to Borrower (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are owed to the Lender or any of its Affiliates.

“Cash Management Services” means, collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, lockbox and electronic or automatic clearing house fund transfer services, return items, sweep and interstate depository network services, foreign check clearing services), and (c) any other demand deposit or operating account relationships or other cash management services.

“Change in Law” means the occurrence, after the Agreement Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by the Lender (or, for purposes of Section 3.4(b), by any Applicable Lending Office of the Lender or the Lender’s holding company, if any); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International

Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Agreement Date) shall own directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis.
“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).

“Code” means the Internal Revenue Code of 1986, and the rules and regulations issued thereunder.

“Commitment Fee” has the meaning assigned to such term in Section 3.2(a).

“Committed Loan Notice” means a notice of a Revolving Loan, a conversion of a Revolving Loan from one Type to the other, or a continuation of a LIBOR Loan pursuant to Section 2.1(c), which, if in writing, shall be substantially in the form of Exhibit A.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Lender by means of electronic communications pursuant to Section 10.1, including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contested in Good Faith” means, with respect to any matter, that such matter is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Credit Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Extension” means the making of a Revolving Loan.

“Daily LIBOR Loan” means a Revolving Loan bearing interest based on the Daily LIBOR Rate.

“Daily LIBOR Rate” means, for any day, a rate per annum equal to the Adjusted LIBOR Rate in effect on such day for deposits in Dollars for a one-month Interest Period (subject to any interest rate floor set forth in the definition of “Adjusted LIBOR Rate”).
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means (a) when used with respect to the outstanding principal balance of any Revolving Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) 3.00% per annum, and (b) when used with respect to any interest, fee or other amount payable under the Loan Documents which shall not have been paid when due, the sum of (i) the Alternate Base Rate plus (ii) the Applicable Margin applicable to ABR Revolving Loans plus (iii) 3.00% per annum.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 5.6.

“Dollars” or “$” refers to lawful money of the United States.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health, safety, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Law” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions having the force of law relating to pollution and the protection of the environment or the Release.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) a Release or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan in a distress termination, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430.431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any member of the ERISA Group.

“ERISA Group” means at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Revolving Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Revolving Loan or Revolving Commitment or (ii) the Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to the Lender’s failure to comply with Section 3.6(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Financial Covenant” means the covenant set forth in Section 7.12.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person (or such other financial officer as is acceptable to the Lender).

“Fiscal Year” means the four fiscal quarter period of the Borrower ending on December 31 of each calendar year.

“Funded Debt” means all Indebtedness having an original term of more than one year, including, but not limited to, Capitalized Lease Obligations, reimbursement obligations in respect of letters of credit, and guaranties of any such indebtedness.
“Funded Debt to Total Capitalization” has the meaning set forth in Section 7.12.
“GAAP” means generally accepted accounting principles in effect from time to time in the United
States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantees” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term
“Guaranteed” has a meaning analogous thereto. The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated amount of the obligations in respect of which such Guarantee is made) and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Hazardous Materials” means any and all pollutants, toxic or hazardous substances or other materials that have been determined by a Governmental Authority to pose a hazard to human health and safety, or are regulated as a pollutant, contaminant, petroleum product, coal combustion residual, manufactured gas plant residual, toxic substance, hazardous substance, hazardous material or hazardous waste including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas, or similar restricted or prohibited substances.

“Indebtedness” means as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (d) obligations under any commodity hedges, interest rate hedges, currency swap agreements or other similar agreements, (e) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business), or (f) any Guarantees for borrowed money.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Information” has the meaning assigned to such term in Section 10.14(b).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Daily LIBOR Loan, the last day of each calendar month, (c) with respect to any LIBOR Loan, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (d) with respect to all Revolving Loans, the Maturity Date.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date of such Revolving Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, or six months thereafter, as the Borrower may elect, provided that: (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period in respect of any Revolving Loan shall end after the Maturity Date. For purposes hereof, the date of a Revolving Loan initially shall be the date on which such Revolving Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Revolving Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Screen Rate” means in relation to the LIBOR Rate for any Revolving Loan, the rate per annum determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Lender from time to time; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available) that is shorter than the applicable Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds such Interest Period, in each case, at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“IRS” means the United States Internal Revenue Service.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Revolving Loan or Revolving Commitment hereunder at such time, in each case as extended in accordance with this Credit Agreement or pursuant to any other Loan Document from time to time.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.
“Lender” means Citizens Bank.

“LIBOR Rate” means:

(a)with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate per annum determined by the Lender to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Lender from time to time) at or about 11:00 a.m. (London time) on the Quotation Day for such Interest Period; or

(b)for any interest calculation with respect to an ABR Loan or a Daily LIBOR Loan on any date, rate per annum determined by the Lender to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars with a term of one (1) month commencing such day which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Lender from time to time), at or about 11:00 am (London time) on such day;

provided that if such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Revolving Loan for such period shall be the Interpolated Screen Rate, where applicable. Each calculation by the Lender of the LIBOR Rate hereunder shall be conclusive and binding on the parties hereto for all purposes, absent clearly manifest error. Notwithstanding the foregoing, for purposes of this Credit Agreement, the LIBOR Rate shall at no time be less than 0.00% per annum.
“LIBOR Loan” means a Revolving Loan bearing interest based on the Adjusted LIBOR Rate.

“LIBOR Scheduled Unavailability Date” has the meaning specified in Section 3.3(b).

“LIBOR Successor Rate” has the meaning specified in Section 3.3(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Applicable Margin, Interest

Period, timing and frequency of determining rates and making payments of interest and other administrative and yield protection matters as may be appropriate, in the discretion of the Lender, to reflect the implementation of such LIBOR Successor Rate and to permit the administration thereof by the Lender in a manner substantially consistent with then-prevailing market practice (or, if the Lender determines that implementation of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Lender determines in consultation with the Borrower).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capitalized Lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower under or pursuant to each of the Loan Documents or otherwise with respect to any Revolving Loan and all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Loan Documents” means, collectively, this Credit Agreement, the Note, and each other document entered into in connection herewith.

“Loan Minimum” means in the case of a LIBOR Loan, a Daily LIBOR Loan, or an ABR Loan,
$25,000.

“Loan Multiple” means in the case of a LIBOR Loan, a Daily LIBOR Loan, or an ABR Loan,
$5,000.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, liabilities, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, (b) the condition that results when the legality, validity or enforceability of any Loan Document is affected in a manner that is material and adverse to the Lender, (c) the condition that results when the ability of Borrower to perform any of its obligations under any Loan Document is affected in a manner that is material and adverse to the Lender, or (d) the condition that results when the rights of or benefits available to the Lender under any Loan Document is affected in a manner that is material and adverse. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than existing events would result in a Material Adverse Effect.

“Material Indebtedness” means, as of any date, Indebtedness of Borrower owed to any Person in the aggregate principal amount equal to or greater than $10,000,000.

“Maturity Date” means October 31, 2020.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions, or to which the Borrower or any member of the ERISA Group has any liability (contingent or otherwise).

“Note” means a revolving loan note evidencing the Revolving Loans payable to the order of the Lender (or, if required by the Lender, to the Lender and its registered assigns), as amended, restated, supplemented, or otherwise modified from time to time.

“Obligations” means, collectively, (a) the Loan Document Obligations and (b) the Cash Management Obligations.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Amount” means with respect to any Revolving Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.
“Participant” has the meaning assigned to such term in Section 10.4(c).

“Participant Register” has the meaning assigned to such term in Section 10.4(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (ii)

has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (iii) or to which the Borrower or any member of the ERISA Group may have any liability (contingent or otherwise).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any member of the ERISA Group or any such Plan to which the Borrower or any member of the ERISA Group is required to contribute on behalf of any of its employees.
“Platform” means DebtX, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Lender or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Quotation Day” means, with respect to any LIBOR Loan and any Interest Period, the day that is two Business Days prior to the first day of such Interest Period.

“Regulation D” means Regulation D of the Board.

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys- in-fact and representatives of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any
Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

“Request for Credit Extension” means with respect to a Revolving Loan, or a conversion or continuation of a Revolving Loan, a Committed Loan Notice.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer of Borrower. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Revolving Commitment” means the commitment hereunder of the Lender to make the Revolving Loans in an aggregate outstanding amount not exceeding the Revolving Commitment, as such Revolving Commitment may be adjusted from time to time pursuant to this Credit Agreement. The initial amount of the Revolving Commitment on the Agreement Date is $25,000,000.00.

“Revolving Facility” means the credit facility established hereunder and evidenced by the Revolving

Commitment.

“Revolving Loans” has the meaning assigned to such term in the Preamble.

“SEC” means the Securities and Exchange Commission.

“S&P” means Standard & Poor's Financial Services LLC, a subsidiary of S&P Global Inc.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (at the date of this Credit Agreement, the Crimean region of Ukraine, Cuba, Iran, North Korea, Darfur, South Sudan and Syria).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the
Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the present assets of such Person and its Subsidiaries, taken as a whole, is not less than the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, (b) the present fair salable value of the assets of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency, supplemental or other reserves) expressed as a decimal established by the Board to which the Lender is subject for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. LIBOR Loans and Daily LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means with respect to Borrower, as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Borrower in Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Borrower or one or more subsidiaries of Borrower.
“Subsidiary Equity Interest” has the meaning assigned to such term in Section 5.13. “Syndicated Credit Agreement” means that certain Credit Agreement, dated October 8, 2015, made by and among Borrower, the Lenders (as defined therein), and PNC Bank, National Association, in its capacity as administrative agent for the Lenders, as the same may be amended, restated, modified or supplemented from time to time.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date upon which the Revolving Commitment has terminated, and the Revolving Loans, together with all interest and fees related thereto and other Loan Document Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), have been indefeasibly paid in full in cash.

“Total Revolving Outstandings” means at any time, the aggregate Outstanding Amount of the Revolving Loans at such time.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Subsidiary in connection with the Transactions, this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.
“Transactions” means (a) the execution, delivery and performance by Borrower of each Loan Document to which it is a party, (b) the borrowing of the Revolving Loans, (c) the use of the proceeds of the Revolving Loans, and (d) the payment of Transaction Expenses.

“Type”, when used in reference to any Revolving Loan, refers to whether the rate of interest on such Revolving Loan is determined by reference to the Adjusted LIBOR Rate, the Daily LIBOR Rate, or the Alternate Base Rate.

“United States” and “U.S.” mean the United States of America.

“Unused Fee” has the meaning assigned to such term in Section 3.2(b).
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means Borrower and the Lender.

Section 1.1 Type of Revolving Loans. For purposes of this Credit Agreement, the Revolving Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”).

Section 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.3    Accounting Terms; GAAP.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the audited financial statements of the Borrower, except as otherwise specifically prescribed herein.

(b)If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing and notwithstanding anything in this Credit Agreement to the contrary, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of the Borrower for all purposes of this Credit Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.5 References to Time. Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable.

Section 1.6 Resolution of Drafting Ambiguities. Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.7    Interest. The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.
ARTICLE 2 THE CREDITS
Section 2.1    Revolving Commitment; Revolving Loan Requests.

(a)	[Reserved.]

(b)Revolving Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the Lender agrees to make the Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in the Total Revolving Outstandings under Revolving Commitment exceeding the Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow the Revolving Loans. The Revolving Loans may be ABR Loans, LIBOR Loans or Daily LIBOR Loans, as further provided herein.

(c)	Revolving Loan Requests.
(i)Each Revolving Loan shall be made upon the Borrower’s irrevocable notice, to the Lender, which may be given by telephone. Each such notice must be received by the Lender substantially in the form of a Committed Loan Notice (i) in the case of an ABR Loan or a Daily LIBOR Loan, not later than 11:00 a.m. on the date of the proposed ABR Loan, or (ii) in the case of a LIBOR Loan, not later than 2:00 p.m. three (3) Business Days before the date of the proposed LIBOR Loan. Each telephonic notice by the Borrower must be confirmed promptly by hand delivery or facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the Lender) of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Committed Loan Notice (whether telephonic or written) shall specify (A) the requested date of the Revolving Loan (which shall be a Business Day), (B) the Type of Revolving Loan to be borrowed, (C) the duration of the Interest Period with respect thereto which shall be a period contemplated by the definition of the term “Interest Period”, and (D) the location and number of the Borrower’s account to which funds are to be disbursed. Notwithstanding anything in this Credit Agreement to the contrary, if the Borrower requests a LIBOR Loan in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(ii)Upon satisfaction or waiver of the applicable conditions set forth in Section 4.2 (and, if such Revolving Loan is the initial Credit Extension, Section 4.1), the Lender shall make funds available to the Borrower in an amount equal to the requested Revolving Loan by transfer to the account of the Borrower maintained with Lender and designated in the Committed Loan Notice.
(iii)Except as otherwise provided herein, a LIBOR Loan may be continued on the last day of an Interest Period for such LIBOR Loan unless the Borrower pays the amount due, if any, under Section 3.5 in connection therewith. During the existence of an Event of Default, the Lender may require that (i) no Revolving Loan may be requested or continued as a LIBOR Loan or a Daily LIBOR Loan and (ii) unless repaid, each LIBOR Loan or Daily LIBOR Loan be converted to an ABR Loan at the end of the Interest Period applicable thereto.
(iv)The Lender shall promptly notify the Borrower of the interest rate applicable to any

Interest Period for a LIBOR Loan upon determination of such interest rate. The determination of the Adjusted LIBOR Rate by the Lender shall be conclusive in the absence of manifest error.
(v)Anything in clauses (i) through (iv) above to the contrary notwithstanding, after giving effect to all Revolving Loans, there shall not be more than four (4) Interest Periods in effect at any time for all LIBOR Loans.
Section 2.2    [Reserved.][Reserved.]

Section 2.4    [Reserved.]

Section 2.5    Termination and Reduction of Revolving Commitment.

(a)Unless previously terminated, the Revolving Commitment shall terminate on the last day of the Availability Period.
(b)The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitment, provided that (i) the Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect to any concurrent prepayment or repayment of the Revolving Loans in accordance with Section 2.7, the Total Revolving Outstandings would exceed the Revolving Commitment, (ii) each such reduction of the Revolving Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. If at any time, as a result of such a partial reduction or termination as provided in Section 2.5(a), the Total Revolving Outstandings would exceed the Revolving Commitment, then the Borrower shall on the date of such reduction or termination of the Revolving Commitment, repay or prepay the Revolving Loans in an aggregate amount equal to such excess.

(c)In addition to any termination or reduction of the Revolving Commitment under paragraphs (a) and (b) of this Section, the Revolving Commitment shall be reduced as required under Section 2.7.

(d)The Borrower shall notify the Lender of any election to terminate or reduce the Revolving Commitment under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Lender on or prior to the specified effective date) if such condition is not satisfied subject to the Borrower’s obligation to indemnify the Lender pursuant to Section 3.5. Each reduction, and any termination, of the Revolving Commitment shall be permanent.

Section 2.6    Repayment of Revolving Loans; Evidence of Debt.

(a)Payment at Maturity. The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Revolving Loan together with all accrued interest thereon on the earlier of the Maturity Date and, if different, the date of the termination of the Revolving Commitment in accordance with the provisions of this Credit Agreement.

(b)Note. The Borrower shall execute and deliver the Note. The Note shall be made payable to the Lender and its registered assigns in which case the Revolving Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Note in like form payable to the order of the payee named therein and its registered assigns.

(c)Lender Records. The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Revolving Loan owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(d)Register. Entries made in good faith by the Lender in its account or accounts pursuant to Section 2.6(d), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lender, under this Credit Agreement, absent manifest error; provided, however, that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Credit Agreement.
Section 2.7    Prepayments.
(a)Optional Prepayments. The Borrower may, upon written notice to the Lender, at any time and from time to time, voluntarily prepay any Revolving Loan in whole or in part without premium or penalty (except as set forth in Section 2.7(d) and Section 3.5)), provided that (A) such notice must be received by the Lender not later than 1:00 p.m. (y) three (3) Business Days prior to any date of prepayment of a LIBOR Loan and (z) one (1) Business Day prior to any date of prepayment of a Daily LIBOR Loan and (B) each prepayment shall be in a principal amount of the Loan Minimum or a whole multiple of the Loan Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Lender on or prior to the specified effective date) if such condition is not satisfied subject to the Borrower’s obligation to indemnify the Lender pursuant to Section 3.5.

(b)Prepayments of Revolving Loans. If for any reason the Total Revolving Outstandings at any time exceeds the Revolving Commitment then in effect, the Borrower shall immediately prepay, without premium or penalty the Revolving Loans, in an aggregate amount equal to such excess.

(c)General Rules. All prepayments shall be subject to Section 3.5, but shall otherwise be without premium or penalty. All prepayments shall be accompanied by accrued interest thereon and, in the case of any prepayment of a LIBOR Loan, any additional amounts required pursuant to Section 3.5.

Section 2.8    Payments Generally; Lender’s Clawback.

(a)General. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Revolving Loans, interest or fees, or of amounts payable under Sections 3.4, 3.5, 3.6 or 10.3, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds. All payments to be made by Borrower hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender as the Lender may from time to time notify the Borrower, except payments to be made to the Lender as expressly provided herein and except that payments pursuant to Sections 3.4, 3.5, 3.6 or 10.3, shall be made directly to the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)Insufficient Payment. Subject to the provisions of Article 8, whenever any payment received by the Lender under this Credit Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Lender under or in respect of this Credit Agreement and the other Loan Documents on any date, such payment shall be distributed by the Lender and applied by the Lender (i) first, towards payment of all fees and expenses due to the Lender under the Loan Documents, (ii) second, towards payment of interest, fees and commissions then due hereunder, and

(i)	third, towards payment of principal of Revolving Loans then due hereunder.
ARTICLE 3

INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1    Interest.

(a)Interest Rate Generally. All ABR Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin. Each LIBOR Loan shall bear interest at a rate per annum equal to the sum of the Adjusted LIBOR Rate for the Interest Period in effect for such Revolving Loan plus the Applicable Margin. Each Daily LIBOR Loan shall bear interest at the Daily LIBOR Rate plus the Applicable Margin.

(b)	Default Rate.

(i)Notwithstanding the foregoing, if any principal of or interest on any Revolving Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii)Notwithstanding the foregoing, if an Event of Default has occurred and is continuing then, so long as such Event of Default is continuing, all outstanding principal of each Revolving Loan shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest Payment Dates. Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolving Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan shall be payable on the effective date of such conversion.

(d)Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate, the Daily LIBOR Rate, and LIBOR Rate shall be determined by the Lender, and such determination shall be conclusive absent clearly manifest error.

Section 3.2    Fees.

(a)Commitment Fee. The Borrower agrees to pay to the Lender, a fully earned, nonrefundable commitment fee with respect to the Revolving Commitment (the “Commitment Fee”) in the amount of $37,500.00.
(b)Unused Fee. The Borrower agrees to pay to the Lender, unused fees (the “Unused Fee”), which shall accrue at a rate per annum equal to thirty five basis points (.35%) on the average daily unused amount of the Revolving Commitment of the Lender during the period from and including the date on which this Credit Agreement becomes effective pursuant to Section 10.6 to but excluding the date on which the

Revolving Commitment terminates. For purposes of computing the Unused Fee, the Revolving Commitment shall be deemed to be used to the extent of the Total Revolving Outstandings. The accrued Unused Fee shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Revolving Commitment is permanently reduced and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the Agreement Date. The Unused Fee shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)Other Fees. The Borrower agrees to pay to the Lender, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrower and the Lender.

(d)Payment of Fees Generally. All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.3    Alternate Rate of Interest.

(a)Temporary Unavailability of LIBOR Rate. If prior to the commencement of any Interest Period for a LIBOR Loan or prior to setting the daily interest rate for a Daily LIBOR Loan:

(i)the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate, the Daily LIBOR Rate, or the LIBOR Rate for such Revolving Loan; or

(ii)the Lender determines (which determination shall be conclusive) that the Adjusted LIBOR Rate, the Daily LIBOR Rate, or the LIBOR Rate will not adequately and fairly reflect the cost of making or maintaining such Revolving Loan;

then the Lender shall give notice thereof to the Borrower by telephone or facsimile as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (x) any Committed Loan Notice that requests the conversion of any Revolving Loan to, or continuation of any Revolving Loan as, a LIBOR Loan or a Daily LIBOR Loan shall be ineffective, (y) if any Credit Request requests a LIBOR Loan or a Daily LIBOR Loan, such Revolving Loan shall be made as an ABR Loan, and (z) all outstanding Daily LIBOR Loans shall be converted to an ABR Loan as of the date of such notice.

(b)	Successor LIBOR Rate.

(i)If at any time the Lender determines (which determination shall be conclusive absent manifest error) that (A) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary, (B) the applicable supervisor or administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available or used for determining interest rates for loans (such specific date, the “LIBOR Scheduled Unavailability Date”), or (C) a rate other than the LIBOR Rate has become a widely recognized benchmark interest rate for newly originated loans of this type made in Dollars to borrowers domiciled in the United States, then the Lender may, in consultation with the Borrower, select an alternate benchmark interest rate (including any credit spread or other adjustments to such alternate benchmark (if any) incorporated therein) to replace the LIBOR Rate for purposes of this Credit Agreement (such rate, the “LIBOR Successor Rate”).

(ii)The Lender and the Borrower shall negotiate in good faith any amendments to this Credit Agreement as may be necessary and appropriate to effectively replace the LIBOR Rate with the LIBOR Successor Rate and incorporate any LIBOR Successor Rate Conforming Changes related thereto.

(iii)If the Lender determines (which determination shall be conclusive absent manifest error) that the circumstances under Section 3.3(b)(i)(A) have arisen or the LIBOR Scheduled Unavailability Date has occurred, then (A) the Lender shall promptly notify the Borrower of such determination, which notice may be given by telephone, and (B) until such time as a LIBOR Successor Rate has been selected and this Credit Agreement has been amended to implement such LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes,
(1) the obligation of the Lender to make or maintain LIBOR Loans shall be suspended, (2) any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective, and (3) the Alternate Base Rate shall be determined without reference to the Adjusted LIBOR Rate component thereof.

(iv)The LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes shall be determined, applied and implemented in a manner that gives due consideration to the then-prevailing market practice in the United States for determining, applying and implementing benchmark interest rates for newly originated loans of this type made in Dollars to borrowers domiciled in the United States. Notwithstanding anything contained herein to the contrary, for purposes of this Credit Agreement, no LIBOR Successor Rate selected in accordance with the foregoing shall at any time be less than 0.00% per annum.

Section 3.4 Increased Costs; Illegality.

(a)	Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii)subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or the Revolving Loans;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Revolving Loan or of maintaining its obligation to make any such Revolving Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder
(whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Applicable Lending Office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Credit Agreement, the Revolving Commitment or the Revolving Loans to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Illegality. Notwithstanding any other provision of this Credit Agreement, if, after the Agreement Date, any Change in Law shall make it unlawful for the Lender to make or maintain any LIBOR Loan or Daily LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan or Daily LIBOR Loan, then, by written notice to the Borrower:

(i)the Lender may declare that LIBOR Loans and Daily LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made hereunder (or be continued) and no Revolving Loans will thereafter (for such duration) be converted into or continued as LIBOR Loans or Daily LIBOR Loans, whereupon any request for a LIBOR Loan or a Daily LIBOR Loan, to convert a Revolving Loan to, or continue a Revolving Loan as, a LIBOR Loan or a Daily LIBOR Loan shall be deemed a request for an ABR Loan (or a request to convert any such LIBOR Loan or Daily LIBOR Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii)the Lender may require that all outstanding LIBOR Loans and Daily LIBOR Loans be converted to ABR Loans, in which event all such LIBOR Loans and Daily LIBOR Loans shall be automatically converted to an ABR Loan, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event the Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans and the
Daily LIBOR Loans that would have been made or the converted LIBOR Loans and Daily LIBOR Loans shall instead be applied to repay the ABR Loans made in lieu of, or resulting from the conversion of, the LIBOR Loans or Daily LIBOR Loans, as applicable. For purposes of this paragraph, a notice to the Borrower by the Lender shall be effective as to each LIBOR Loan, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.5    Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of a bankruptcy filing, or otherwise), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(a) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Revolving Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Revolving Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Revolving Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that the Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 3.6    Taxes.

(a)Defined Terms. For purposes of this Section 3.6, the term “applicable law” includes FATCA.

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. Borrower shall indemnify the Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified
Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e)	[Reserved.]

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.6, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(g)Status of Lender. If entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of- pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph
(a)the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i)Survival. Each party’s obligations under this Section 3.6 shall survive any assignment of rights by, or the replacement of, the Lender and the Termination Date.

(j) Confidentiality. Nothing contained in this Section shall require the Lender or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.
ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.1 Conditions to Initial Credit Extensions. The effectiveness of this Credit Agreement and the obligation of the Lender to make Credit Extensions hereunder on the Closing Date is subject to satisfaction or waiver of (i) receipt by Lender of the items set forth on the closing checklist attached hereto as Exhibit C, each in form and substance satisfactory to Lender and (ii) the following conditions precedent:

(a)Fees and Expenses. Substantially contemporaneously with the making of the Revolving Loans to be made on the Closing Date, the Borrower shall have paid all fees and expenses that under the terms hereof are due and payable on or prior to the Closing Date, as well as the reasonable fees, disbursements and other charges of counsel to the Lender in connection with the Transactions to the extent invoiced on or prior to the Closing Date.

(b)Committed Loan Notice. The Lender shall have received a completed Committed Loan Notice, duly executed by a Responsible Officer of the Borrower with respect to any Credit Extensions to be made on the Closing Date.

(c)Legal Impediments. No law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Revolving Facility.

(d)No Material Adverse Effect. There shall not have occurred a Material Adverse Effect or any event or circumstance that could reasonably be expected to result in a Material Adverse Effect and the Lender shall have received a certificate of a Financial Officer of the Borrower to the foregoing effect.

(e)Other Documents. Borrower shall deliver such additional documents as Lender may reasonably request.

Notwithstanding the foregoing, the obligations of the Lender to make Credit Extension shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived pursuant to Section 10.2).

Section 4.2 Conditions to All Credit Extensions. The obligation of the Lender to honor any Request for Credit Extension is subject to the satisfaction of the conditions in Section 4.1 and the following additional conditions precedent:

(a)Each of the representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Effect, in which event they shall be true and correct), in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all respects as of such earlier date.

(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.2(a) and, if applicable, (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that:
Section 5.1 Existence, Qualification and Power; Compliance with Laws. Borrower and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and
(d)has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c) or (d), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries are in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintains all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.2 Authorization; No Contravention. The execution, delivery and performance by Borrower of each Loan Document to which it is a party, and the consummation of the Transactions, are within Borrower’s corporate power, have been duly authorized by all necessary corporate action, and do not and will not (a) contravene the terms of any of Borrower’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which Borrower is a party or affecting Borrower or the properties of Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any law; except with respect to any conflict, breach or contravention or payment referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (d) violate or result in a default under any agreement evidencing Material Indebtedness.

Section 5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, Borrower of any Loan Document to which it is a party, or for the consummation of the Transactions, or (b) the exercise by the Lender of its rights under the Loan Documents except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.4 Binding Effect. Each Loan Document has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 5.5    Financial Statements; No Material Adverse Effect.

(a)The Borrower has delivered to the Lender copies of its audited consolidated year- end balance sheet, statement of income or operations, shareholders’ equity and cash flows, for and as of the end of the fiscal year ended December 31, 2019. In addition, the Borrower has delivered to the Lender copies of its unaudited consolidated interim balance sheet, statement of income or operations, shareholders’ equity and cash flows, for the fiscal year to date and as of the end of the fiscal quarter ended March 31, 2020 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements (i) are correct and complete in all material respects, (ii) fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis and the absence of footnotes and (iii) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis and the absence of footnotes.

(b)Since March 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.6 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against Borrower or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of their Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve or affect, or that purport to or could reasonably be expected to involve or affect, any Loan Document or the Transactions. Since the Agreement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 5.7    Environmental Matters.

(a)Neither the Borrower nor any Subsidiary has actual knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Borrower or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)Neither the Borrower nor any Subsidiary has actual knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)Neither the Borrower nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)Neither the Borrower nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)All buildings on all real properties now owned, leased or operated by the Borrower or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.8 Ownership of Properties; Liens. Borrower and its Subsidiaries (a) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (b) owns, or is entitled to use, all trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect and (d) enjoys peaceful and undisturbed possession under all such material leases.

Section 5.9 Casualty, Etc. Neither the businesses nor the properties of Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10    Investment Company Status, Etc. Neither Borrower nor any of its Subsidiaries is
(a)an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 5.11 Taxes. Borrower and its Subsidiaries have timely filed or caused to be filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being Contested in Good Faith and (b) failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to Borrower or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.12    ERISA.

(a)Each Plan is in compliance in all material respects with the applicable provisions of

ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired or, in the case of a determination letter, is from the most recent available cycle for which such letters were issuable for such Plan, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the
Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(b)There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the Borrower and each member of the ERISA Group has met all applicable requirements under the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA with respect to each Pension Plan, and no waiver has been applied for or obtained; (iii) neither Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (v) neither Borrower nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; (vi) neither Borrower nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (vii) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

Section 5.13    Subsidiaries; Equity Interests. As of the Agreement Date, Schedule 5.13 states
(i)the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) the name of each holder of Subsidiary Equity Interest in each Subsidiary and the amount thereof and (iii) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (i) or (ii). The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it then purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been duly authorized and validly issued, and are fully paid and nonassessable.

Section 5.14 Insurance. As of the Agreement Date, all premiums in respect of insurance maintained by the Borrower that are due and payable have been paid.

Section 5.15 Federal Reserve Regulations, Etc. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of each Revolving Loan, Margin Stock will constitute less than 25% of Borrower’s assets as determined in accordance with Regulation U. No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X or (b) for any purpose that would violate any Anti-Corruption Laws or applicable Sanctions.
Section 5.16    [Reserved.]

Section 5.17    Solvency. Immediately before and after the consummation of each Transaction, Borrower and its Subsidiaries are Solvent.

Section 5.18    Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)Borrower, its Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. Neither Borrower, any of its Subsidiaries or any of their respective directors, officers or employees is a Sanctioned Person. Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(b)No Revolving Loan, use of the proceeds of any Revolving Loan or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Revolving Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(c)Neither the making of the Revolving Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Borrower and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.

Section 5.19    [Reserved.]Accuracy of Information, Etc.

(a)Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished (whether in writing or orally) by or on behalf of Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.21 Labor Matters. There are no strikes, lockouts or slowdowns against Borrower or any of its Subsidiaries pending or, to the knowledge of Borrower, threatened. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or any of its Subsidiaries is bound.

Section 5.22 Absence of Certain Restrictions. No indenture, certificate of designation for preferred stock, agreement or instrument to which Borrower or any of its Subsidiaries is a party (other than this Credit Agreement), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary to make loans to, to make any advance on behalf of, or to repay any Indebtedness to, Borrower or to another Subsidiary.

Section 5.23 No Default. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

Section 5.24    [Reserved.]

Section 5.25 Brokers’ Fees. Neither Borrower nor its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than the closing and other fees payable pursuant to this Credit Agreement.

ARTICLE 6 AFFIRMATIVE COVENANTS
Until the Termination Date, the Borrower covenants and agrees with the Lender that:

Section 6.1 Financial Statements and Other Information. The Borrower will furnish or caused to be furnished to the Lender either in hard copy or by electronic communication (including by email, internet and intranet websites) pursuant to procedures approved by the Lender:

(a)as soon as available but in any event no later than the filing date required by the SEC (without giving effect to any permitted extension thereof), financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP consistently applied and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited and reported on by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Lender (all of which may be provided by means of delivery of the applicable SEC Form 10-K, which will be deemed delivered upon filing thereof). The opinion or report of accountants shall be prepared in accordance with reasonably acceptable auditing standards and shall be free of any qualification (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur), including without limitation as to the scope of such audit or status as a “going concern” of the Borrower or any Subsidiary;
(b)as soon as available but in any event no later than the filing date required by the SEC (without giving effect to any permitted extension thereof), financial statements of the Borrower, consisting of (i) a consolidated balance sheet as of the end of such fiscal quarter, (ii) related consolidated statements of income, stockholders’ equity for the fiscal quarter then ended and the fiscal year through that date and (iii) related consolidated statements of cash flows for the fiscal year through that date, in each case, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the chief executive officer, president or chief financial officer of the Borrower as having been prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of notes), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (all of which may be provided by means of delivery of the applicable SEC Form 10-Q, which will be deemed delivered upon filing thereof);

(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Borrower (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements of the Borrower and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, (ii) containing either a certification that no Default exists or, specifying the nature of each such Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, and (iii) attaching reasonably detailed calculations demonstrating compliance with Section 7.12; and

(d)promptly following any request therefor, (i) such other information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Corruption and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT Act), and (ii) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may reasonably request.

Section 6.2    Notices of Material Events. The Borrower will furnish or caused to be furnished to the Lender prompt written notice of the following:

(a)the occurrence of any Default, specifying the nature and extent thereof and the action Borrower proposes to take with respect thereto;

(b)other than with respect to Disclosed Matters, the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against, or affecting, Borrower or any of its Subsidiaries which involve a claim in excess of $15,000,000 or which if adversely determined would cause a Material Adverse Effect;

(c)upon the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto;

(d)as soon as possible and in no event later than five (5) Business Days after the receipt by Borrower or any of its Subsidiaries, of a copy of any notice, summons, citation or other written communication concerning any actual, alleged, suspected or threatened violation of any Environmental Law by, Environmental Claim against or Environmental Liability of, Borrower or any of its Subsidiaries, in each case, which could reasonably be expected to have a Material Adverse Effect;
(e)promptly after the same become available, public SEC filings and other material reports, including 8-K, registration statements, proxies, prospectuses, financial statements and other shareholder communications, filed by the Borrower with the SEC excluding any Form 3, Form 4 or Form 5 (all of which may be provided by means of delivery of the applicable SEC Form or filing, and which will be deemed delivered upon (i) the posting of such information on the Borrower’s website with written notice of such posting to the Lender or (ii) the making of such information available on any Platform);

(f)	[Reserved.];

(g)promptly after Borrower or any of its Subsidiaries (i) being required to file reports under Section 15(d) of the Securities Exchange Act of 1934, or (ii) registering securities under Section 12 of the Securities Exchange Act of 1934;

(h)the occurrence of any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(i)any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Borrower or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any sale, lease, transfer or other disposition not otherwise prohibited under this Credit Agreement.

Section 6.4 Payment and Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay or perform its obligations, including Tax liabilities, that, if not paid or performed, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being Contested in Good Faith and (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, provided that nothing in this Section shall be deemed to require Borrower to pay any subordinated Indebtedness in violation of the subordination provisions applicable thereto.

Section 6.5 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Borrower will make or cause to be made all necessary and appropriate repairs, renewals or replacements thereof, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 6.6 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain and keep books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP consistently applied and as otherwise required by applicable Laws of any Governmental Authority having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all financial transactions and (b) permit any of the officers or authorized employees or representatives of the Lender to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, directors and independent accountants, all in such detail and at such times and as often the Lender may reasonably request, provided that Lender shall provide the Borrower with reasonable notice prior to any visit or inspection. Any visit and inspection shall be limited to once per year except when an Event of Default has occurred and is continuing.

Section 6.7 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. In addition, and without limiting the foregoing sentence, Borrower will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws in all material respects, and with Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder in all respects.

Section 6.8    Use of Proceeds.

(a)The proceeds of the Revolving Loans will be used only for working capital and other general corporate purposes not inconsistent with the terms hereof or in contravention of any Law or any Loan Document.

(b)No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or (b) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. The Borrower will not request any Credit Extension, and the Borrower shall not use, and shall ensure that its directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti- Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including the Lender.

Section 6.9    [Reserved.]

Section 6.10    Insurance.

(a)The Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards and against other risks as such assets are commonly insured in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers which are not Affiliates of the Borrower (except to the extent customarily self- insured or such Affiliates are otherwise acceptable to the Lender).

(b)The Borrower will, and will cause each of its Subsidiaries to, notify the Lender immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10 is taken out by Borrower; and promptly deliver to the Lender a duplicate original copy of such policy or policies.

(c)	In connection with the covenants set forth in this Section 6.10, it is understood and agreed that:

(i)neither the Lender nor any of its Related Parties shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.10, it being understood that (A) Borrower shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and
(B) such insurance companies shall have no rights of subrogation against the Lender or any of its Related Parties, provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower (for itself and each of its Subsidiaries) hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Lender and its Related Parties; and

(ii)the designation of any form, type or amount of insurance coverage by the Lender under this Section 6.10 shall in no event be deemed a representation, warranty or advice by the Lender that such insurance is adequate for the purposes of the business of Borrower or its Subsidiaries or the protection of their properties and the Lender shall have the right from time to time to require the Borrower and its respective Subsidiaries to keep other insurance in such form and amount as the Lender may reasonably request; provided that such insurance shall be obtainable on commercially reasonable terms.

Section 6.11    [Reserved.].

Section 6.12    [Reserved.]

Section 6.13 Environmental Matters. The Borrower will, and will cause each of its Subsidiaries to, (a) conduct its operations in material compliance with all applicable Environmental Laws, and (b) implement any and all investigation, remediation, removal and response actions that either are necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of their owned or leased property or are requested by Governmental Authorities pursuant to Environmental Law. If the Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or a Release of Hazardous Materials on, at, under, or from any property owned or leased by Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, then, upon request by the Lender the Borrower shall permit the Lender to appoint a nationally-recognized independent environmental testing firm or such other consultant as the Lender shall determine, at the Borrower’s expense, to have access to all property owned or leased by Borrower and each of its Subsidiaries for the purpose of conducting such environmental testing, including subsurface sampling of soil and groundwater, as the Lender deems appropriate to investigate the subject of the potential violation or Release.

ARTICLE 7 NEGATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lender that: Section 7.1	[Reserved.]
Section 7.2 [Reserved.]
Section 7.3    Fundamental Changes; Business; Fiscal Year.

(a)The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, provided that, if at the time thereof and immediately after giving effect thereto, no Default shall or would have occurred and be continuing:

(i)any wholly-owned Subsidiary of the Borrower may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity or the sole beneficial owner, directly or indirectly of the surviving entity or may merge into or consolidate with another wholly-owned Subsidiary of the Borrower;

(ii)any Subsidiary of Borrower may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to the Borrower or another Subsidiary of Borrower;

(iii)the Borrower or any of its Subsidiaries may sell, transfer, lease or otherwise dispose of its assets in a transaction not otherwise prohibited under this Credit Agreement; and

(iv)any Disposition (whether by merger or otherwise) where the amount of the assets being disposed (valued at net book value), together with all other assets of the Borrower and Subsidiaries previously disposed of as permitted by this clause (iv) during the fiscal year in which the disposition occurs does not exceed 10% of consolidated total assets of Borrower and its Subsidiaries as of the end of the fiscal year then most recently ended; provided that assets, as so valued, may be sold in excess of 10% of consolidated total assets of Borrower and its Subsidiaries in any fiscal year if either (i) within one year of such sale, the proceeds from the sale of such assets are used, or committed by the Borrower’s board of directors to be used, to acquire other assets of at least equivalent value and earning power or (ii) with the written consent of the Required Lenders (as defined in the Syndicated Credit Agreement), the proceeds from the sale of such assets are used immediately upon receipt to prepay senior Funded Indebtedness (as defined in the Syndicated Credit Agreement) of the Borrower.

(b)The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than an Approved Line of Business.

(c)	The Borrower will not, and will not permit any of its Subsidiaries to, change its
Fiscal Year.

Section 7.4    [Reserved.]

Section 7.5    [Reserved.]

Section 7.6    [Reserved.][Reserved.]

Section 7.8 [Reserved.]Transactions with Affiliates. The Borrower will not enter into or carry out any transaction with any Affiliate of the Borrower other than a Subsidiary of the Borrower (including purchasing property or services from or selling property or services to any Affiliate of the Borrower other than a Subsidiary of the Borrower) unless (a) such transaction is not otherwise prohibited by this Credit Agreement, (b) is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Lender, and (c) is in accordance with all applicable Law; provided that the foregoing restriction shall not apply to the payment or grant of reasonable compensation, benefits and indemnities to any director or officer of the Borrower or any Subsidiary and shall not restrict transactions with any Affiliate of the Borrower that have been approved by or are entered into pursuant to any orders or decisions of any Governmental Authority having jurisdiction over the Borrower or any of its Subsidiaries.

Section 7.10 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary, provided that the foregoing shall not apply to (A) restrictions and conditions imposed by law or by the Loan Documents and (B) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to its Subsidiary that is to be sold and such sale is permitted hereunder.

Section 7.11 Amendment of Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement modify or waive any of its rights under any of its Organizational Documents, other than immaterial amendments, modifications or waivers that could not reasonably be expected to adversely affect the Lender, provided that the Borrower shall deliver or cause to be delivered to the Lender a copy of all amendments, modifications or waivers thereto promptly after the execution and delivery thereof.

Section 7.12 Financial Covenant. The Borrower will maintain at all times a ratio of Funded Debt to the sum of Funded Debt plus stockholder’s equity of the Borrower of not more than sixty five percent (65%) (the “Funded Debt to Total Capitalization”), to be tested at the end of each fiscal quarter.

Section 7.13    [Reserved.]

Section 7.14 Government Regulation. The Borrower will not, and will not permit any of its Subsidiaries to, (a) at any time be or become the subject of any law, regulation, or list of any government agency (including the United States Office of Foreign Asset Control list) that prohibits or limits the Lender from making any loans or extension of credit (including the Revolving Loans) to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by the Lender at any time to enable the Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including Section 326 of the USA PATRIOT Act.

Section 7.15 Hazardous Materials. The Borrower will not, and will not permit any of its Subsidiaries or agents to, cause or permit a Release or threat of Release of Hazardous Materials on, at, in, above, to, from or about any of the property where such Release or threat of Release would (a) violate, or form the basis for any Environmental Claims under, any Environmental Law or any Environmental Permit or (b) otherwise adversely impact the value or marketability of any property of Borrower or any of its Subsidiaries, other than such Release, violation or Environmental Claim as could not reasonably be expected to result in a material Environmental Liability.
ARTICLE 8 EVENTS OF DEFAULT
Section 8.1    Events of Default. Any of the following shall constitute an Event of Default:

(a)Non-Payment of Principal. Borrower shall fail to pay any principal of any Revolving Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b)Other Non-Payment. Borrower shall fail to pay any interest on any Revolving Loan or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days.

(c)Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of Borrower or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d)Specific Covenants. Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.1, 6.2(a), 6.3, 6.7, 6.8, 6.10, or in Article 7.

(e)Other Covenants. Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty
(30) days after notice from Lender to the Borrower.

(f)Cross Default - Payment Default on Indebtedness. Borrower shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Indebtedness in excess of $1,000,000 in the aggregate when and as the same shall become due and payable (after giving effect to any applicable grace period).

(g)Other Cross-Defaults. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable notice and any applicable cure period), provided that this clause (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale, transfer or other disposition of the property or assets securing such Indebtedness.

(h)Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)Voluntary Proceedings. Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)Inability to Pay Debts. Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)Judgments. One or more judgments for the payment of money in an aggregate amount in excess of the $15,000,000 shall be rendered against Borrower or any of its Subsidiaries or any combination thereof (which shall not be fully covered (without taking into account any applicable deductibles) by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) and the same shall remain undischarged or unbonded for a period of twenty (20) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower or any of its Subsidiaries to enforce any such judgment.

(l)ERISA Events. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000, or Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $20,000,000.

(m)Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect, or Borrower shall so assert in writing or shall disavow any of its obligations thereunder.

(n)	[Reserved.]

(o)Licenses. There shall occur the loss, suspension or revocation of, or failure to renew any license or permit now held or hereafter acquired if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect.

(p)	Change of Control. A Change of Control shall occur.

Section 8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Section 8.1(h) or (i)), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions (whether before or after the Closing Date), at the same or different times: (i) terminate the Revolving Commitment, and thereupon the Revolving Commitment shall terminate immediately and (ii) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and in case of any event described in Section 8.1(h) or (i), the Revolving Commitment shall automatically terminate (whether before or after the Closing Date) the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Revolving Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article 3), in each case payable to the Lender;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting accrued and unpaid fees under Section 3.2 and interest on the Revolving Loans and other Obligations;

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and the Cash Management Obligations;

Fourth, to the extent of any excess of such proceeds, to the payment of all other Obligations of the Borrower owing under or in respect of the Loan Documents that are due and payable on such date; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable) have been paid in full, to the Borrower or as otherwise required by law.

ARTICLE 9 [RESERVED] ARTICLE 10 MISCELLANEOUS
Section 10.1 Notices.

(a)Notices Generally.    Except in the case of notices and other communications

expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

To Borrower:

Chesapeake Utilities Corporation 909 Silver Lake Boulevard Dover, Delaware 19904
Attention: Thomas E. Mahn, Treasurer Facsimile No.: 302-734-6750
Telephone No.: 302-736-7656

With a copy to:

To Bank:

Baker & Hostetler LLP Key Tower
127 Public Square | Suite 2000 Cleveland, Ohio 44114 Attention: Phillip M. Callesen and Matthew G. Oliver Facsimile No.: 216-696-0740

Citizens Bank, National Association 919 North Market Street, Suite 800
Wilmington, DE 19801 Attention: Edward Winslow Facsimile No.: 302-425-7336
Telephone No.: 302-425-7364

With a copy to:

Pepper Hamilton LLP 1313 Market Street
Wilmington, DE 19801
Attention: Christopher J. Lamb, Esquire Telecopy: 302-777-6548
Telephone: 302-442-8390

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications. Each of the Lender and the Borrower may, in its or their discretion, agree to accept notices and other communications to such party hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient
(such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2    Waivers; Amendments.

(a)No failure or delay by the Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender under the Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Revolving Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)Except as expressly provided by Section 3.3(b), or in the other paragraphs of this Section 10.2, neither this Credit Agreement, any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Lender.

Section 10.3    Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender (including Attorney Costs), in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender (including Attorney Costs), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Revolving Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans.

(b)Indemnification by the Borrower. The Borrower shall indemnify the Lender (and any sub-agent thereof), the Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto or (v) any government investigation, audit, hearing or enforcement action resulting from Borrower’s or any of its Affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against Borrower or any of its Affiliates), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them.

(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)Payments. All amounts due under this Section shall be payable promptly and in no event later than ten days after demand therefor.

Section 10.4    Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)Assignments by Lender. The Lender may at any time assign to one or more assignees all of its rights and obligations under this Credit Agreement (including all or a portion of the Revolving Commitment and the Revolving Loans). From and after the effective date of each such assignment, the assignee thereunder shall be a party to this Credit Agreement and have the rights and obligations of the Lender under this Credit Agreement, and the assigning Lender thereunder shall be released from its obligations under this Credit Agreement and shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 3.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c)Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than (x) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or (y) a Person who, at the time of such participation, is a Sanctioned Person if the sale of such participation would violate applicable law) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Revolving Commitment and/or the Revolving Loans owing to it); provided that (i) the Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Credit Agreement.

The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and 3.6 (subject to the requirements and limitations therein, including the requirements under Section 3.6 (it being understood that the documentation required under Section 3.6(g) shall be delivered to the participating Lender)) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.5 or 3.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were the Lender; provided that such Participant agrees to be subject to Section 2.8(h) as though it were the Lender. The Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.
(d)Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement and the Loan Documents to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(e)Cashless Settlement. Notwithstanding anything to the contrary contained in this Credit Agreement, the Lender may exchange, continue or rollover all or a portion of its Revolving Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Credit Agreement, pursuant to a cashless settlement mechanism approved by the Borrower and the Lender.
Section 10.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Revolving Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Revolving Commitment has not expired or terminated. The provisions of Sections 3.4, 3.5 and 3.6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Termination Date.

Section 10.6 Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Credit Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 10.7 Severability. In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of Borrower or any of its Subsidiaries against any and all of the obligations of Borrower or such Subsidiary now or hereafter existing under this Credit Agreement or any other Loan Document to the Lender or Affiliate, irrespective of whether or not the Lender shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of Borrower or such Subsidiary may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender and its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9    Governing Law; Jurisdiction; Consent to Service of Process.
(a)Governing Law. This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to the principals of conflicts of law (other than Section 5-1401 of the New York General Obligations Law)), and for all purposes shall be construed in accordance with such laws.

(b)Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the State and Federal courts of the State of New York, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)Waiver of Objection to Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Service of Process. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or fraudulent transfer law, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
Section 10.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Revolving Loan in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Revolving Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to the Lender in respect of other Revolving Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

Section 10.14    Treatment of Certain Information; Confidentiality.

(a)The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower, its Subsidiaries or the Revolving Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Lender or any of its Affiliates on a non-confidential basis from a source other than the Borrower or (C) is independently generated by the Lender or any of its Affiliates. In addition, the Lender may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, league table providers and other similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Credit Agreement, the other Loan Documents, and the Revolving Commitment.

(b)For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a non- confidential basis prior to disclosure by Borrower or any Subsidiary or that is independently prepared by the Lender, provided that, in the case of information received from Borrower or any of its Subsidiaries after the Agreement Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Lender (and its Affiliates and partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Lender relating to such tax treatment and tax structure.

(c)The Borrower consents to the publication by the Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Borrower.

Section 10.15 USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Lender to identify Borrower in accordance with the USA PATRIOT Act. The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the USA PATRIOT Act.

Section 10.16 No Fiduciary Duty. Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Borrower and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Lender or any of its

Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Witness:    LENDER:

Edward S. Winslow
Senior Vice President

Attest:
BORROWER:
CHESAPEAKE UTILITIES CORPORATION, a
Delaware corporation
By:._ _ __ _ __ _ _ _ _

Name: Title:
Beth W. Cooper
Executive Vice President and Chief Financial Officer

Attest:

Title: Executive Vice President and Corporate Secretary

BORROWER:
CHESAPEAKE UTILITIES CORPORATION, a
Delaware corporation

By:
Name: Beth W. Cooper
Title: Executive Vice President and Chief Financial Officer

SCHEDULE 5.6

DISCLOSED MATTERS
Eastern Shore Natural Gas Company, a subsidiary of Chesapeake Utilities Corporation, has received an arbitration claim from Appalachian Pipeline Contractors, LLP (“APC”) seeking $15.3 million for additional construction costs incurred by APC related to ESNG’s 2017 Expansion Project. It is ESNG’s position that it has properly compensated APC through its contract payments and change orders.

SCHEDULE 5.13 SUBSIDIARIES; EQUITY INTERESTS

Name	Jurisdiction of Organization	Owner	Ownership Percentage
Eastern Shore Natural Gas Company	Delaware	Chesapeake Utilities Corporation	100%
Sharp Energy, Inc.	Delaware	Chesapeake Utilities Corporation	100%
Sharpgas, Inc.	Delaware	Sharp Energy, Inc.	100%
Xeron, Inc.	Mississippi	Chesapeake Utilities Corporation	100%
Peninsula Energy Services Company, Inc.	Delaware	Chesapeake Utilities Corporation	100%
Peninsula Pipeline Company, Inc.	Delaware	Chesapeake Utilities Corporation	100%
Florida Public Utilities Company	Florida	Chesapeake Utilities Corporation	100%
Flo-Gas Corporation	Florida	Florida Public Utilities Company	100%
Chesapeake Service Company	Delaware	Chesapeake Utilities Corporation	100%
Skipjack, Inc.	Delaware	Chesapeake Service Company	100%
Chesapeake Investment Company	Delaware	Chesapeake Service Company	100%
Eastern Shore Real Estate, Inc.	Delaware	Chesapeake Service Company	100%
Chesapeake OnSight Services, LLC	Delaware	Chesapeake Utilities Corporation	100%
Sandpiper Energy, Inc.	Delaware	Chesapeake Utilities Corporation	100%
Eight Flags Energy, LLC	Delaware	Chesapeake OnSight Services, LLC	100%
Austin Cox Home Services, Inc. (Inactive)	Delaware	Chesapeake Utilities Corporation	100%
Grove Energy, Inc. (Inactive)	Delaware	Chesapeake Utilities Corporation	100%
Aspire Energy, LLC	Florida	Chesapeake Utilities Corporation	100%
Aspire Energy Express, LLC	Delaware	Chesapeake Utilities Corporation	100%
Marlin Gas Services, LLC	Delaware	Chesapeake Utilities Corporation	100%
Aspire Energy of Ohio, LLC	Delaware	Chesapeake Utilities Corporation	100%
CPK Elkton, LLC	Delaware	Chesapeake Utilities Corporation	100%

OnSight Renewables, LLC	Delaware	Chesapeake Utilities Corporation	100%
Amelia Island Energy, LLC	Delaware	Chesapeake OnSight Services, LLC	100%
Sharp Water, Inc. (Inactive)	Delaware	Chesapeake Utilities Corporation	100%

EXHIBIT A
Form of Committed Loan Notice
See attachment.

FORM OF COMMITTED LOAN NOTICE

Citizens Bank, National Association 919 North Market Street
Suite 800
Wilmington, Delaware 19801 Attention: Edward S. Winslow Facsimile No. 302.425.7336
Email: Edward.S.Winslow@Citizensbank.com

Ladies and Gentlemen:

[     ], 20[ ]

Reference is made to the Credit Agreement, dated as of May 29, 2020, by and between CHESAPEAKE UTILITIES CORPORATION, a Delaware corporation (the “Borrower”), and CITIZENS BANK, NATIONAL ASSOCIATION (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.Revolving Loans. Pursuant to Section 2.1 of the Credit Agreement, the Borrower hereby irrevocably requests the following Revolving Loan under the Credit Agreement and sets forth below the information relating to such Revolving Loan (the “Proposed Loan”) as required by Section 2.1 of the Credit Agreement:

(a)	The Business Day of the Proposed Loan is [ ], 20[ ].

(b)	The Type and amount of the Proposed Loan and, in the case of a LIBOR Loan or
Daily LIBOR Loan, the initial Interest Period applicable thereto, are as follows:

Type of Revolving Loan (ABR, LIBOR, or Daily LIBOR)	Amount	Initial Interest Period
months
months

(c)disbursed is:
The location and number of the Borrower’s account to which funds are to be

Bank:     ABA #:
Account #:      Account Name:

2.Certifications with respect to all Revolving Loans. The Borrower hereby certifies that on the date hereof as well as on the date of the Proposed Loan (a) each of the representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Effect, in which event they shall be true and correct), in each case on and as of the date hereof as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all respects as of such earlier date; and (b) no Default exists or would result from such Proposed Loan or from the application of the proceeds therefrom.

Delivery of an executed counterpart of this Committed Loan Notice by facsimile or other electronic method of transmission shall be effective as delivery of an original executed counterpart of this Committed Loan Notice.

[Signature page follows]

2

IN WITNESS WHEREOF, the Borrower has caused this Committed Loan Notice to be executed as of the date and year first written above.

CHESAPEAKE UTILITIES CORPORATION

By:     Name:     Title:

[Signature Page to Committed Loan Notice]

EXHIBIT B
Form of Compliance Certificate
See attachment.

Compliance Certificate

(INSERT DATE)

Edward Winslow, Senior Vice President Citizens Bank, National Association
919 N. Market Street, 8th Floor Wilmington, DE 19801

Dear Mr. Winslow,

I,     ,     (Title)    , do hereby certify on behalf of
Chesapeake Utilities Corporation (“Borrower”) as of the quarter ended     , 20 (the “Report Date”) as follows:

1)
Funded Debt to Total Capitalization. The Funded Debt to Total Capitalization (as defined in the Credit Agreement) is % for the period ending     , 20 , which is less than the maximum Total Debt to Total Capitalization of 65.0% permitted.

2)
The representations and warranties of the Borrower contained in the Credit Agreement and in the other Credit Documents (as defined in the Credit Agreement) are true on and as of this date with the same effect as though such representations and warranties have been made on and as of the date hereof and the Borrower has performed and complied in all respects with all covenants and conditions thereof.

3)	No event has occurred and is continuing or exists as of the date hereof, which constitutes a Default or an Event of Default (as each term is defined in the Credit Agreement).
IN WITNESS WHEREOF, the undersigned has executed this Certificate on this
    , 20 .

By:	(Name)
(Title)
day of

EXHIBIT C
Closing Checklist
See attachment.

CLOSING CHECKLIST

CITIZENS BANK, NATIONAL ASSOCIATION’S

$25,000,000 REVOLVING LINE OF CREDIT TO
CHESAPEAKE UTILITIES CORPORATION MAY 29, 2020

BORROWERS (“B”)	Chesapeake Utilities Corporation 909 Silver Lake Boulevard Dover, Delaware 19904 Contact Person: Thomas E. Mahn Telephone:302.734.6750
LENDER (“L”)
Citizens Bank, National Association Commercial Banking
919 North Market Street, Suite 800
Wilmington, DE 19801
Contact Person: Edward S. Winslow Telephone:302.425.7364
Email:Edward.S.Winslow@citizensbank.com
Contact Person: Cindy F. Tentarelli Telephone:302.425.7326
Email:Cindy.F.Tentarelli@citizensbank.com

BORROWERS’ COUNSEL (“BC”)	Baker & Hostetler LLP Key Tower 127 Public Square, Suite 2000 Cleveland, Ohio 44114 Contact Person: Phillip M. Callesen Telephone:216.861.7884 E-mail:pcallesen@bakerlaw.com
LENDER’S COUNSEL (“LC”)
Pepper Hamilton LLP
1313 Market Street, Suite 5100
Wilmington, DE 19801
Contact Person: Christopher J. Lamb, Esquire Telephone:302.777.6548
Fax:302.397.2713
Email:lambc@pepperlaw.com
Contact Person: Ashleigh Reibach Huggett, Esquire Telephone:215.981.4381
Fax:866.894.9746
Email:reibacha@pepperlaw.com

	Responsible Party	Status
Credit Documents
1.Credit Agreement	LC	Received
2.Revolving Loan Note- $25,000,000	LC	Received

Organizational Documents
3.Certificate - Chesapeake Utilities Corporation	B/BC	Received
a. Certificate of Incorporation	B/BC	Received
b. Bylaws	B/BC	Received
c. Resolutions	B/BC	Received
d. Good Standing Certificate	B/BC	Received
e. Incumbency	B/BC	Received

Searches
4.UCC/Judgment/Pending Litigation/Tax/ Bankruptcy Searches	BC	Received

Due Diligence
5.Know Your Customer / Patriot Act / W-9 / W-8	L/B	Satisfied
6.Financial Information	B	Satisfied
7.Compliance Certificate with attachments evidencing pro-forma compliance	B	Satisfied

Insurance
8.Liability	B	Received
9.Workers Compensation	B	On liability certificate
10.Property	B	Received
11.Business Interruption	B	On property certificate

Miscellaneous
12.Borrower’s Counsel Opinion	BC	Received
13.Disbursement Authorization and Sources and Uses	L/B	N/A

	Responsible Party	Status
14.Committed Loan Notice	B/BC	N/A
15.Citizens Bank Automatic Payment Authorization Form	B/BC	N/A